                            EMPLOYMENT AGREEMENT

    This Agreement is made effective this 20th day of May 1998 (the "Effective Date") by and between R. Channing Wheeler ("Executive") and United HealthCare Services, Inc. ("UHS"). When used in this Agreement, UHS includes any affiliated entity of UHS. This agreement is for the purpose of setting forth certain terms and conditions of Executive's employment by UHS and to protect UHS's knowledge, expertise, customer relationships and the confidential information UHS has developed about its customers, products, operations and services. As of the Effective Date, this Agreement supersedes any prior employment-related agreement or agreements between Executive and UHS or any subsidiary or affiliate of UHS.

1.  EMPLOYMENT AND DUTIES.

    A. EMPLOYMENT. UHS hereby directly or through its subsidiaries employs Executive. Executive accepts such employment on the terms and conditions set forth in this Agreement and, except as specifically superseded by this Agreement, subject to all of UHS's policies and procedures in regard to its employees.

    B. DUTIES. Executive shall perform such duties as are commonly associated with the position of the chief executive officer of the Strategic Business Services Division of United HealthCare Corporation ("UHC") reporting to Stephen Hemsley or another member of the Office of the Chairman or other comparable senior executive level position plus such other executive level responsibilities as are reasonably assigned to Executive in connection with his UHC duties. Executive agrees to devote substantially all of his business time and energy to the performance of his duties in a diligent and proper manner.

2.  COMPENSATION.

    A. BASE SALARY. Executive shall initially be paid a base annual salary in the amount of $400,000 payable bi-weekly, less all applicable withholdings and deductions. Executive shall receive a periodic performance review from his supervisor and consideration for an increase of such base salary, provided however that during each year of this Agreement, and subject to Executive's performance, the Executive will be treated for increases in base salary in the same manner as other executives at Executive's level are considered and granted increases in their base salary.

    B. BONUS AND STOCK PLANS. Executive shall be eligible to participate in UHS's incentive compensation plans and its stock option and grant plans, in accordance with the terms and conditions of those plans and applicable laws and regulations. Without limiting the generality of the foregoing, Executive will be entitled to participate in the UHC Management Incentive Program with a target participation of 85% of Executive's base earnings, and Executive will also be entitled to participate in the UHC Long Term Incentive Plan, subject, in each instance, to the terms and conditions of those plans as they may be changed in the future. Any stock options granted to Executive will provide that upon a UHC or UHS Change of Control (as defined in Section 3D3 all options granted to Executive shall be deemed fully vested.

    C. EMPLOYMENT BENEFITS. The Executive shall be eligible to participate in UHS's other employee benefit plans, including without limitation, any life, health, dental, short-term and long-term disability insurance coverages and any retirement plans, in accordance with the terms and conditions of those plans and applicable laws and regulations. UHS will provide, at its expense, a car and driver to transport Executive from his residence to the UHS offices and back to the Executive's residence on a daily basis, including all expenses associated with such transportation, provided however, that the expense of this car service to UHS will not exceed $4,500/month. Executive shall be entitled to choose the car service to provide these transportation services. This car service shall not be treated as a taxable benefit to Executive. In the event that Executive is required to pay a tax related to this car service, UHS will reimburse the Executive for the amount of the tax. Additionally, UHS will provide the Executive with full reimbursement for reasonable transportation expenses reasonably related to the discharge of Executive's duties connected with his employment by UHS. All of Executive's air travel related to his duties hereunder shall be provided by UHS at Business Class or First Class Level.

    D. VACATION; ILLNESS. Executive shall be entitled to paid vacation and sick leave each year in accordance with UHS's then-current policies.

3.  TERM AND TERMINATION.

    A. TERM. Unless terminated as set forth in Section 3B, the term of this Agreement shall begin on the date of its execution (the "Effective Date") and shall continue for an initial term of three years. This contract shall be automatically renewed from year to year thereafter for successive one-year terms until such time as an election not to renew is made pursuant to Section 3B.

    B.  TERMINATION OF AGREEMENT AND/OR EMPLOYMENT.

        1. This Agreement may be terminated at any time by the mutual written agreement of the parties.

        2. UHS may terminate Executive's employment, terminate this Agreement, or elect not to renew this Agreement for a succeeding one-year term, by giving written notice of termination or nonrenewal which is received by Executive at least 60 days before the effective date of termination or nonrenewal of employment or of this Agreement, as the case may be. A Change in Employment as defined in 3D2 may, upon election by Executive, be deemed to be a Termination of Executive's Employment under this section 3B2.

        3. Executive may terminate his employment, or elect not to renew this Agreement for a succeeding one-year term, by giving written notice of

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

     termination or nonrenewal which is received by UHS at least 60 days before the effective date of termination or nonrenewal of employment or of this Agreement, as the case may be.

         4. This Agreement shall automatically terminate on the effective date of the termination of Executive's employment or on the date of Executive's death, retirement or permanent and total disability which renders Executive incapable of performing Executive's duties. The Executive's permanent and total disability shall be determined in accordance with the definitions of permanent and total disability as contained in any disability insurance policy applicable to Executive and provided by UHS for the benefit of Executive pursuant to Executive's employment by UHS.

No other provisions of this Agreement withstanding, the termination of this Agreement shall not terminate any of UHS's obligations to Executive which by their terms would normally be performed after termination, including but not limited to UHS's duties under Sections 2B and 3C.

     C. SEVERANCE EVENTS AND COMPENSATION. In the event (i) Executive's employment with UHS is terminated or this Agreement is not renewed by UHS pursuant to Section 3B2 and without Cause, or (ii) Executive's employment with UHS is terminated or this Agreement is not renewed by UHS as result of Executive's disability pursuant to Section 3B4, or (iii) a Change in Employment occurs which Executive elects to treat as a Termination of Executive's Employment under Section 3B2 ((i), (ii), and (iii) are collectively referred to as the "Severance Events"), then:

         1. For 12 months following the effective date of the termination of Executive's employment ("Severance Period"). Executive shall receive twenty six biweekly payments each equal to 1/26TH of (a) the highest base salary that Executive earned at any time during the 90 day period immediately prior to the effective date of termination, but in no event less than a base salary of $400,000, less all applicable withholdings or deductions required by law or Executive's elections under any employee benefit plans which Executive continues to participate in under
     Section 3C2, plus (b) all bonuses that would be payable to Executive under the UHC Management Incentive Program at Executive's current target level, but in no event less than a target level of 85% of base salary ((a) and (b) are collectively referred to as the "Severance Compensation"). Further, UHS management will in good faith and without reservations with regard to establishing precedent, request approval from the Compensation Committee for the payment of the Executive's portion of the payments/benefits under the UHC Long Term Incentive Plan
     (LTIP) prorated through the effective date of termination. The Executive will not disclose to any other UHS employee this provision for potential participation in the LTIP and if such participation is granted, Executive will keep such LTIP participation confidential.

     For the purposes of calculating Executive's bonus pursuant to Section 3C1(b) Executive's severance level annual base salary will be multiplied by the



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

     Executive's then bonus target level, provided however that such bonus target level shall not be less than 85%.

     By way of example, if the Executive's base salary for the purposes of calculation of Severance Benefits was $400,000 per year then at the minimum target level of 85% of base salary, the bonus to the Executive would be $400,000 X 85% = $340,000. Executive would receive a gross bonus payment as part of each biweekly Severance Compensation payment of $340,000/26 = $13,076.92.

     Executive's biweekly payments shall be reduced on a net dollar for net dollar basis based on the net amount of compensation which Executive receives in that biweekly period as a result of employment or work as an independent contractor providing consulting or executive services in the Health Care industry. In the event that the Executive's employment with UHS is terminated as a result of disability, injury, or illness and also if during the Severance Period Executive receives disability insurance compensation from a disability plan or policy provided through Executive's employment with UHS, then Executive's biweekly payments shall be similarly reduced on a net dollar for dollar basis based on the net after tax amount of disability insurance payments which the Executive receives for that biweekly period. Executive shall promptly disclose to UHS any such compensation.

          2. As of the effective date of termination of employment, Executive shall cease to be eligible for all benefit plans maintained by UHS, except as required by federal or state continuation of coverage laws. If Executive elects continuation of coverage under one or more benefit plans subject to such continuation requirements, UHS shall, for the Severance Period, pay on behalf of Executive the same percentage of premium or converge charges that UHS would have paid on behalf of Executive for such benefit plan had Executive remained employed by UHS with participation at the same benefit level.

          3. During the Severance Period UHS shall pay to an outplacement firm selected by UHS an amount deemed reasonable by UHS for outplacement and job search services for Executive.

          4. Any unvested stock options or grants awarded Executive under any of UHS's stock option or grant plans shall continue to vest during the Severance Period in accordance with those options' or grants' pre-established or usual vesting schedule.

The payments and benefits to Executive under this Section 3C shall be the sole liability of UHS to Executive in the event of a Severance Event and shall replace and be in lieu of any payments or benefits which otherwise might be owed by UHS under any other severance plan or program and such payments and benefits may be conditioned by UHS upon receipt of a release of claims from Executive. Solely for purposes of stock options and grants, the date of termination of employment shall be the last day of the Severance Period.



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

D.   DEFINITIONS AND PROCEDURE.

     1.  For purposes of this Agreement "Cause" shall mean

         (a) the failure or refusal of Executive to follow the reasonable directions of UHS's Board of Directors or Executive's supervisor or to perform any duties reasonably required by UHS, or

         (b) a failure to adequately meet reasonable performance expectations, or

         (c)  material violations of UHS's Code of Conduct, or

         (d) the commission of any criminal act or act of fraud or dishonesty by Executive in connection with Executive's employment by UHS.

     In the event that UHS elects to terminate Executive's employment under subsections (a) or (b) of this Clause definition, UHS shall give the Executive a written notice of intended termination and shall specify in such notice the basis for Cause. Executive shall have 60 (sixty) days after the receipt of such notice to cure such Cause to UHS's reasonable satisfaction. If the Cause described in the notice is reasonably cured prior to the end of the 60 day period, the notice of intention to terminate employment shall be deemed withdrawn and Executive shall not be terminated for Cause. If the grounds for the Cause is Executive's failure under Section 3D1(a) or (b) and further if that failure is primarily the result of Executive's illness or injury, then if Executive returns to full time service within the sixty day cure period, such return to full time duties will be deemed to have cured the Cause.

     2. For purposes of this Agreement "Change in Employment" shall be deemed to have occurred if

         (a) (i) there is material adverse or detrimental change in the Executive's job description, scope of responsibilities, duties, or reporting level, without Executive's prior consent, or

              (ii) Executive's salary or benefits are reduced other than as a general reduction of salaries and benefits by UHS, or

             (iii) without terminating Executive's employment this Agreement is terminated by UHS pursuant to Section 3B2, or

              (iv) during the first four years immediately following the Effective Date UHS seeks to move Executive's principal place of


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

         performance of his duties to a place which requires a longer travel time or is farther away from Executive's home in Westport, Connecticut. It is understood that UHS reserves the right to relocate portions of the business and that such relocation in and of itself will not constitute a Change in Employment provided that Executive's principal office is not relocated as a result, or

               (v)  in the event of a Change in Control as defined in
         Section 3D3, or

              (vi) in the event that UHS materially breaches any of its obligations to Executive under this Agreement and such breach is not reasonably cured by UHS within 30 days after receipt of written notice from Executive,

     and

         (b)  if in each case under subsections (a) (i), (ii), (iii), (iv),
     (v), and (vi) in the period beginning 60 days before the time the Change in Employment occurs, Cause does not exist, or if Cause does exist UHS has not given Executive written notice that Cause exists, or if UHS has given Executive written notice that Cause exists, the Executive has reasonably cured such Cause during the 60 (sixty) day notice period, then the Executive may elect to treat a Change in Employment as a Termination of Executive's Employment by UHS and as a Severance Event.

     To do so Executive shall send written notice of such election to UHS within 60 days after the date Executive receives notice from UHS or otherwise is definitively informed of the events constituting the Change in Employment. No Change in Employment shall be deemed to have occurred if Executive fails to send the notice of election within the 60 day period. Executive's failure to treat a particular Change in Employment as a termination of employment shall not preclude Executive from treating a subsequent Change in Employment as a termination of employment. The effective date of a Change in Employment termination shall be the date 30 days after UHS receives the written notice of election.

     3. For purposes of this Agreement "Change of Control" shall mean any of the following which occurs subsequent to the Effective Date:

         (a) any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), corporation, or other entity (other than UHS, UHC, or any employee benefit plan sponsored by UHS, UHC, or any of their subsidiaries), is or becomes the beneficial owner (as such term is defined in Rule 13d-3


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

         under the Exchange Act) of securities of UHS or UHC representing over 50% percent (50%) of the combined voting power of the outstanding securities of UHS or UHC which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire UHS's or UHC's securities) (the "Securities"); or

                  (b) as a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of UHS or UHC immediately prior to such transaction cease to constitute a majority of the Board of Directors of UHS or UHC (or any successor corporations) immediately after such transaction; or

                  (c) UHS or UHC are merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of UHS or UHC, as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction; or

                  (d) a tender offer or exchange offer is made and consummated for the ownership of fifty percent (50%) or more of the outstanding Securities of UHS or UHC; or

                  (e) UHS or UHC transfer substantially all their assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of UHC or UHC; or

                  (f) UHS or UHC enter into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of UHS or UHC and such management agreement extends hiring and firing authority over Executive to an individual or organization other than UHS or UHC.

     4.  PROPERTY RIGHTS, CONFIDENTIALITY, NON-SOLICIT AND NON-COMPETE

         A.   UHS'S PROPERTY.

              1. Executive shall promptly disclose to UHS in writing all inventions, discoveries and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of employment at UHS or on Executive's own time, during the term of this Agreement. Executive assigns all rights to all such inventions and works of authorship to UHS. Executive shall give UHS any assistance it reasonably requires in order for UHS to perfect, protect, and use its rights to inventions and works of authorship.


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

              This provision shall not apply to an invention for which no equipment, supplies, facility or trade secret information of UHS was used and which was developed entirely on the Executive's own time and which (1) does not relate to the business of UHS or to UHS's anticipated research or development, or (2) does not result from any work performed by the Executive for UHS.

              2. Executive shall not remove any records, documents, or any other tangible items (excluding Executive's personal property) from the premises of UHS in either original or duplicate form, except as is needed in the ordinary course of conducting business for UHS.

              3. Executive shall immediately deliver to UHS, upon termination of employment with UHS, or at any other time upon UHS's request, any property, records, documents, and other tangible items (excluding Executive's personal property) in Executive's possession or control, including data incorporated in word processing, computer and other data storage media, and all copies of such records, documents and information, including all Confidential Information, as defined below.

         B. CONFIDENTIAL INFORMATION. During the course of his employment Executive will develop, become aware of and accumulate expertise, knowledge and information regarding UHS's organization, strategies, business and operations and UHS's past, current or potential customers and suppliers. UHS considers such expertise, knowledge and information to be valuable, confidential and proprietary and it shall be considered Confidential Information for purposes of this Agreement. During this Agreement and at all times thereafter Executive shall not use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive's duties for UHS or as has been expressly permitted in writing by UHS.

         C. NON-SOLICITATION. During (i) the term of this Agreement, (ii) any period for which Executive is receiving payments under Section 3C of this Agreement, and (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by UHS, Executive shall not (y) directly or indirectly attempt to hire away any then-current employee of UHS or a subsidiary of UHS or to persuade any such employee to leave employment with UHS, or (z) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business of any person, partnership, company or corporation with whom UHS (including any subsidiary or affiliated company in which UHS has a more than 20% equity interest) has established or is actively seeking to establish a business or customer relationship.

         D. NON-COMPETITION. During (i) the term of this Agreement, (ii) any period for which Executive is receiving payments under Section 3C of this Agreement, and (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by UHS, Executive shall not, without UHS's prior written consent, within the United States of America, engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership or other business entity, in any business in which UHS

(including any subsidiary of affiliated company in which UHS has a more than 20% equity interest) is engaged.

     In the event that Executive elects to terminate Executive's employment pursuant to Section 3B3. UHS may elect to have the provisions of this Section 4D be in effect for up to twelve months following the effective date of such resignation if, during the period up to twelve months specified by UHS, UHS provides to the Executive all of the Severance Benefits described in Sections 3C1 through 3C4.

     UHS must send written notice of such election within 10 days after it receives written notice of the termination of employment. Executive's biweekly payments shall be reduced by a net dollar for net dollar basis based on the net amount of compensation which Executive receives in that biweekly period as a result of employment or work as an independent contractor providing consulting or executive services in the Health Care industry. Executive shall promptly disclose to UHS any such compensation.

5.  MISCELLANEOUS.

    A. ASSIGNMENT. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors and assigns, but may not be assigned by either party without the prior written consent of the other party, except that UHS in its sole discretion may assign this Agreement to an entity controlled by UHS at the time of the assignment. If UHS subsequently loses or gives up control of the entity to which this Agreement is assigned, such entity shall become UHS for all purposes under this Agreement, beginning on the date on which UHS loses or gives up control of the entity. Any successor to UHS shall be deemed to be UHS for all purposes of this Agreement.

     B. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth below or at such other address as may have been furnished by proper notice.


                                      UHS:       300 Opus Center
                                                 9900 Bren Road East
                                                 Minnetonka, MN  55343
                                                 Attn: General Counsel

                                      Executive: R. Channing Wheeler
                                                 43 Bermuda Road
                                                  Westport, CT 06880

     C. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended or modified only by a subsequent written amendment executed by the parties. This Agreement replaces and supersedes any and all prior employment or employment related agreements and

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

understandings, including any letters or memos which may have been construed as agreements, between the Executive and UHS or any of its subsidiaries and affiliated companies.

     D. CHOICE OF LAW. This agreement shall be construed and interpreted under the applicable laws and decisions of the State of Minnesota.

     E. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as waiver, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

     F. ADEQUACY OF CONSIDERATION. Executive acknowledges and agrees that he/she has received adequate consideration from UHS to enter into this Agreement.

     G. MEDIATION. In the event of any dispute between the parties concerning this Agreement, both parties agree to participate in good faith in nonbinding mediation of that dispute with each party to pay its own attorney's fees and costs and the parties to equally divide the costs of the mediator.

     H. DISPUTE RESOLUTION AND REMEDIES. Any dispute arising between the parties relating to this Agreement or to Executive's employment by UHS shall be resolved by binding arbitration pursuant to the Rules of the American Arbitration Association. In no event may the arbitration be initiated more than two years after the date one party first gave written notice of the dispute to the other party. The arbitrators shall not ignore or vary the terms of this Agreement and shall be bound by and apply controlling law, but may not in any case award any punitive or exemplary damages.

The parties acknowledge that Executive's failure to comply with the Confidentiality, Non-Solicit and Non-Compete provisions of this Agreement will cause immediate and irreparable injury to UHS and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply.

     I. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer or be deemed or construed to confer any rights or benefits upon any person other than the parties.

     J. ATTORNEY'S FEES. In the event that Executive prevails in any controversy, claim or dispute with UHS or UHC or any successor or assignee arising out of or relating to this agreement or breach thereof, Executive shall also recover reasonable attorney's fees and costs, including attorney's fees incurred on or after appeal to attorney's fees incurred after judgment in the collection process. Because of the differing financial positions of the parties, UHS and UHC shall not be entitled to recover attorney's fees from Executive in the event that UHS or UHC is the prevailing party in any dispute or action with Executive relating to this agreement.

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

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.



                                            UNITED HEALTHCARE SERVICES, INC.



                                            By: /s/ David J. Lubben
                                                ----------------------------
                                            Date: May 29, 1998
                                                ----------------------------


                                            R. Channing Wheeler
                                            --------------------------------
                                            R. Channing Wheeler
                                            Date: June 9, 1998
                                                ----------------------------





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